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                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                        -----------------

                            FORM 8-K

                         CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange act of
                              1934


  Date of report (Date of earliest event reported): May 5, 1998



                   HANOVER GOLD COMPANY, INC.
       (Exact Name of Registrant as Specified in Charter)



     Delaware            000-23022         11-2740461
(State or Other        (Commission        (IRS Employer
Jurisdiction            File              Identification
of Incorporation)       Number)                No.)



    1000 Northwest Blvd., Ste.100, Coeur d'Alene, Idaho 83814
            (Address of principal executive offices)





Registrant's telephone number, including area code (208)664-4653




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Item 5. Other Events
     On May 5, 1998 Hanover Gold Company, Inc., the registrant, announced that the shareholders had approved a plan of recapitalization, at their annual meeting held that day, pursuant to which each issued and outstanding share of common stock of the company, par value $0.0001 per share, would be exchanged automatically, and without any action on the part of the holder, in a tax-free transaction, for one-fourth share of common stock of the same par value. The recapitalization plan became effective May 5, 1998, as a result of the shareholders having approved the plan.

No new certificates will be issued under the plan. Rather, presently outstanding certificates will be deemed to represent one-fourth of the number of shares stated on the certificate. Similarly, no certificates representing fractional shares will be issued. In lieu of any fractional share interest, each holder of common stock who would otherwise be entitled to receive a fractional share will instead receive one whole share for each fractional interest.

As a consequence of the recapitalization plan, the number of issued and outstanding shares of common stock of the company has been reduced, from 29,745,352 shares to 7,436,338 shares.

The holders of 19,176,286 shares of common stock approved the plan of recapitalization. 6,190,475 shares were voted against the proposal and the holders of 15,116 abstained from voting.

In other action taken at the shareholders meeting, James A. Fish, Neal A. Degerstrom, Robinson Bosworth III, Karl E. Elers, Tim
Babcock and Laurence Steinbaum were each elected directors of the company for the ensuing year.

The shareholders also approved an amendment to the company's 1995 stock plan to remove limitations on the aggregate number of options that may be granted under the plan, but not the overall number of options available for grant to all eligible participants under the plan. The number of overall options remains at 1,000,000 (post-recapitalization) as the result of the recapitalization discussed above, of which 417,500 (post-recapitalization) has been granted. The number of options formerly available for grant to directors was limited to 200,000 shares (post-recapitalization), all of which were issued in 1995, shortly after the plan was first adopted.
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Item 7. Financial Statements and Exhibits.
No financial statements are required to be included as part of this report.
     The exhibits hereto consist of:
          (a)  A copy of Hanover's press release dated May 5, 1998

                           SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   HANOVER GOLD COMPANY, INC.
                                        (Registrant)

Date May 6, 1998                   By  /s/James A. Fish
                                   (James A. Fish, President)